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                                                                  Ex. 10.26

                             ETC STOCK PURCHASE AGREEMENT

     This ETC Stock Purchase Agreement (the "Agreement") is effective June 25, 1998 by and between Electronic Transmission Corporation ("ETC"), a Delaware corporation having principal offices at 5025 Arapaho Road, Suite 501, Dallas, Texas 75248, and David Hannah ("Investor") whose residence is 2079 West Grayson Road, Modesto, California 95358.

     ETC hereby agrees to issue and sell Four Hundred Thousand (400,000) shares of ETC Common Stock (the "Purchased Shares") to Investor, and Investor hereby subscribes for and purchases the same, for a purchase price of twenty-five cents ($.25) for each Purchased Share or One Hundred Thousand Dollars ($100,000.00) for all such Purchased Shares, all on the terms and conditions set forth herein. Together with this Agreement, Investor is delivering to ETC immediately available funds, payable to the order of ETC, in the fall amount of such purchase price for all such Purchased Shares. Investor will receive a certificate evidencing ownership of all such Purchased Shares, which will be fully paid, validly issued, and nonassessable, transferable when issued in accordance with applicable law.

     Investor represents and warrants that:
     a. Investor has received and carefully read this Agreement and the materials prepared by ETC regarding the business and status, is familiar with and understands them, has based Investor's investment decision on the information contained therein, and has not asked any questions or requested any materials of ETC which have not been answered or supplied; and
     b. Investor (i) is acquiring the Purchased Shares for Investor's own account for investment and not with a view to distribution or resale thereof, (ii) meets the suitability stands for an investment in the Purchased Shares as set forth in the Securities Act of 1933, all applicable U.S. state securities laws, and all applicable regulations under any of the foregoing (collectively the "Securities Laws and Regulations"), (iii) understands that the Purchased Shares, and the issuance thereof, have not been registered under the Securities Laws and Regulations and are not expected to be so registered, (iv) will not sell or otherwise transfer the Purchased Shares except in compliance with the Securities Laws and Regulations, and (v) resides at his address as set forth above.

Any notices hereunder shall be in writing and delivered personally or by U.S. Mail or recognized courier service, addressed to the respective addresses set forth above or to such other address for itself as either party may specify hereunder. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof and may be amended only by an instrument in writing executed by the parties. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives, and assigns, and shall be governed by and construed in accordance with the laws of the State of Texas.

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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

     Investor                      Electronic Transmission Corporation

                                    /s/ STEPHEN K. ARNOLD
     --------------------------    -----------------------------------
     David Hannah                  Stephen K. Arnold
                                   Chairman and CEO

     Tax I.D.  ###-##-####
     Phone: (209) 537-9856         Phone: (972) 980-0900
     Facsimile: (209) 537-7155     Facsimile: (972) 980-0929